EXHIBIT 21.1

SUBSIDIARIES OF CYCLO THERAPEUTICS, INC.

The following are the subsidiaries of Cyclo Therapeutics, Inc.:

Name	Ownership	State of Incorporation
Cyclodextrin Technologies Development, Inc.	100.00%	Florida
Cameo Merger Sub, Inc.	100.00%	Delaware